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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

Name:                           Prudential Diversified Series

Address of Principal
 Business Office
 (No. & Street, City,
  State, Zip Code):             100 Mulberry Street, Gateway Center Three
                                Newark, New Jersey 07102-4077


Telephone Number (including
 area code):                    (973) 367-1495

Name and Address of agent for
 service of process             David F. Connor
                                Prudential Diversified Series
                                100 Mulberry Street, Gateway Center Three,
                                Newark, New Jersey 07102-4077

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           [X] Yes                    [ ] No

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Newark and State of New Jersey on the 3rd day of August, 1998.

                                PRUDENTIAL DIVERSIFIED SERIES


                                /s/ David F. Connor
                                --------------------------
                                David F. Connor, President


Attest: /s/ S. Jane Rose
        --------------------
        S. Jane Rose
        Secretary